EXHIBIT 99.7

DIGITAL BIOMETRICS, INC.

1990 STOCK OPTION PLAN

AS AMENDED

ARTICLE I

PURPOSE

The purpose of this 1990 Stock Option Plan is to provide additional incentive to certain Employees who are making and can continue to make substantial contributions to the success of Digital Biometrics, Inc. (“DBI”) by providing them with an opportunity to acquire a proprietary interest in DBI through the grant and exercise of Incentive Stock Options and Non-qualified Stock Options to purchase shares of DBI common stock. It is the judgment of DBI’s Board of Directors that the acquisition of a proprietary interest in DBI by certain Employees will increase their personal interest in its growth and progress, thereby promoting the interests of DBI.

ARTICLE II

DEFINITIONS

The following words and terms, as used in the Plan, shall have the respective meanings hereinafter set forth unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural, and the masculine gender shall be deemed to include the feminine gender.

2.1	BOARD. The Board of Directors of DBI.

2.2	CODE. The Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.3	COMMITTEE. The Compensation and Personnel Committee of the Board.

2.4	COMMON STOCK. The common stock of DBI.

2.5	EMPLOYEE. Any individual employed by and receiving compensation from DBI or related Company.

2.6	EXCHANGE ACT. The Securities Exchange Act of 1934, as now in effect or hereafter amended.

2.7	INCENTIVE STOCK OPTIONS. Options designated by the Committee as qualifying under Code Section 422.

2.8	NON-QUALIFIED STOCK OPTIONS. Options designated by the Committee as not qualifying under Code Section 422.

2.9	OPTION. An option to purchase a specific number of shares of Common Stock for a specific purchase price granted by the Committee pursuant to the Plan.

2.10	OPTION PRICE. The purchase price per share of Common Stock pursuant to any Option granted under the Plan.

2.11	OPTIONEE. An Employee who is granted an Option by the Committee pursuant to the Plan.

2.12	PARENT. Any corporation that is, with respect to DBI, a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.13	PLAN. The Digital Biometrics, Inc. 1990 Stock Option Plan as set forth herein, as may be amended from time to time hereafter.

2.14	RELATED COMPANY. Any corporation that is, along with DBI, a member of a parent-subsidiary controlled group of corporations, as defined in Code Section 1563(a)(1).

2.15	STOCKHOLDERS. The present stockholders or future stockholders, as the case may be, of DBI.

2.16	SUBSIDIARY. Any corporation that is, with respect to DBI, a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

ARTICLE III

SHARES SUBJECT TO PLAN

3.1 The total number of shares of Common Stock which are available for the granting of Incentive Stock Options and Non-qualified Stock Options shall be an aggregate of 2,000,000 shares, subject to adjustment as provided below. In the event of a capital adjustment resulting from a stock dividend (other than a stock dividend in lieu of an ordinary cash dividend), stock split, reorganization, spin-off, split-up or consolidation, combination or exchange of shares or the like, the number of shares of Common Stock subject to the Plan and the number of shares under Option in outstanding option agreements shall be adjusted in a manner consistent with such capital adjustment; provided, however, that no such adjustment shall require DBI to issue any fractional shares and the adjustment shall be limited accordingly. The price of any shares under Option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such Option. The determination of the Committee as to any adjustment shall be final.

3.2 At all times during the term of this Plan, DBI shall reserve for issuance and delivery such number of shares of Common Stock as will be sufficient to satisfy the requirements hereof.

3.3 If an Option granted under the Plan shall terminate, expire or be cancelled for any reason without having been exercised in full by the Optionee, the unpurchased shares of the Common Stock subject to the Option shall become available for the granting of Options to other eligible Employees.

ARTICLE IV

ADMINISTRATION

4.1 The Plan shall be administered by the Committee. The Committee shall consist of not less than two members of the Board who are “disinterested persons” as defined in Rule 16b-3 under the Exchange Act. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by at least a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a unanimous vote at a meeting duly called and held.

4.2 In accordance with the provisions of the Plan, the Committee shall select the Employees to whom options shall be granted, shall determine the number of shares subject to each Option, the time at which the Option is to be granted, the type of Option, the Option period, the Option price and the manner in which the Option becomes exercisable, and shall establish such other provisions of the option agreements as the Committee may deem necessary or desirable; provided, however, that any Option granted to an Employee who is subject to the provisions of Section 16 of the Exchange Act on the date of the grant shall not become exercisable (except as otherwise contemplated by Article XI hereof or as otherwise specifically set forth in the option agreement) until at least six months elapse from the date of grant. More than one Option may be granted to the same Employee.

4.3 The Committee may adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of DBI. The interpretation of any provision of the Plan by the Committee and any determination on the matters referred to in this Article IV shall be final.

4.4 No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

ARTICLE V

ELIGIBILITY

Each Employee who is considered to be a key administrative, managerial, executive or technical employee, as determined in the sole discretion of the Committee, shall be eligible to be granted Options under the Plan.

ARTICLE VI

OPTION PRICE; OPTION GRANT

6.1 The purchase price per share of Common Stock subject to an Option shall be fixed by the Committee, but shall not be less than the fair market value of the Common Stock on the date such Option is granted, as determined pursuant to Section 6.3 below.

6.2 Notwithstanding Section 6.1 above, the purchase price per share of Common Stock subject to any Incentive Stock Option issued to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of DBI or of a Parent or Subsidiary on the date such Incentive Stock Option is granted shall be one-hundred-ten percent (110%) of the fair market value of such Common Stock on the date such Incentive Stock Option is granted, as determined pursuant to Section 6.3 below.

6.3 For purposes of the Plan, the fair market value of a share of Common Stock subject to an Option on the date such Option is granted shall be:

(i)	If there is a market for such Common Stock on a stock exchange, in an over-the-counter market, or otherwise, the mean between the highest and lowest quoted selling prices on the date of grant.

(ii)	If there are no sales on the date of grant but were sales on dates within a reasonable period both before and after the date of grant, the fair market value is determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant. The average is to be weighted inversely by the respective numbers of trading days between the selling dates and the date of grant.

(iii)	Any other method which determines, in the Committee’s discretion, fair market value of an option on date of grant in accordance with the requirements of Code Section 422(b)(4) and 422(c)(1).

ARTICLE VII

ANNUAL LIMITATION ON OPTION EXERCISE

The aggregate fair market value of the Common Stock (determined at the time the Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year, under all Incentive Stock Option Plans of DBI, or any Parent or Subsidiary, shall not exceed $100,000.

ARTICLE VIII

LIMITATION ON GRANTING OF OPTIONS

Any Options granted pursuant to the Plan must be granted within ten (10) years from the earlier of the date the Plan is adopted by the Board or approved by the Stockholders.

ARTICLE IX

NON-TRANSFERABILITY OF OPTIONS

Options granted pursuant to the Plan shall be non-transferable and non-assignable by the Optionee other than by will or the laws of descent and distribution and can only be exercised by an Optionee during the Optionee’s lifetime, except as otherwise provided in Article XI below in the event of the death of the Optionee prior to the exercise of an Option.

ARTICLE X

EXERCISE OF OPTIONS

Any Option granted pursuant to this Plan must be fully exercised, or else it shall terminate, within ten (10) years from the date that the Option is granted, or such shorter period as the Committee may specify in granting the Option; provided that any Incentive Stock Option issued to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of DBI or a Parent or a Subsidiary on the date such Option is granted must terminate within a maximum of five (5) years from the date such Option is granted; and provided further that the Committee shall, in its sole discretion, have the authority to extend the period during which a Non-qualified Stock Option granted under the Plan may be exercised, subject to the provisions elsewhere contained in this Article X.

ARTICLE XI

EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH

All rights of an Optionee to exercise Options under the Plan , except as otherwise provided herein in cases of death or disability, shall terminate (i) in the case of Incentive Stock Options, three (3) months after the Optionee ceases to be employed by DBI or a Related Company, or (ii) in the case of Non-qualified Stock Options, three (3) months after the Optionee ceases to be employed by DBI or a Related Company, or such other period as the Committee shall determine. Options granted under the Plan may be exercised, if otherwise timely within three (3) months (or such other period of time not exceeding twelve (12) months as determined by the Committee) from the date of termination of the Optionee’s status as an employee of the Company by reason of Optionee’s disability. In the case of the death of an Optionee, any unexercised Option granted to him under the Plan may be exercised by the Optionee’s estate, the person designated in such Optionee’s last will and testament or his heirs-at-law; provided, however, that such Option must be exercised no later than one (1) year after the date of the death of the Optionee; and provided further that the Optionee was entitled to exercise such Option on the date of his death. Notwithstanding anything to the contrary contained herein, an Option may not be exercised after the date of its termination pursuant to Article X above.

ARTICLE XII

METHOD OF EXERCISE OF OPTIONS

12.1 Options shall be exercised by delivering a written notice of exercise to DBI. Each such notice shall state the number of shares of Common Stock in respect to which the Option is being exercised and must be signed by the Optionee, and in the event the Option is being exercised by any person other than the Optionee, be accompanied by proof, satisfactory to counsel for DBI, of the right of such person to exercise the Option under the terms of this Plan, and must be accompanied by full payment of the purchase price for the number of shares of Common Stock specified in such notice, together with all applicable Federal, state and local taxes. Full payment of the purchase price and any applicable taxes may be accomplished by (i) the payment of cash or its equivalent; (ii) with the consent of the Committee (as set forth in the option agreement or otherwise), by tendering previously acquired shares of Common Stock (valued at their fair market value as of the date of exercise, as determined by the Committee consistent with the method of valuation set forth in Section 6.3 above); or (iii) with the consent of the Committee (as set forth in the option agreement or otherwise), by any combination of the means of payment set forth in subparagraphs (i) and (ii). For purposes of this Section 12.1, the term “previously acquired shares of Common Stock” shall only include Common Stock owned by the Employee prior to the exercise of the Option for which payment is being made and shall not include shares of Common Stock which are being acquired pursuant to the exercise of said Option. No shares shall be issued until full payment therefor has been made.

12.2 DBI may deduct and withhold from any cash otherwise payable to the Optionee (whether payable as salary, bonus or other compensation) such amount as may be required for the purpose of satisfying DBI’s obligation to withhold Federal, state or local taxes. Further, in the event the amount so withheld is insufficient for such purpose, DBI may require that the Optionee pay to DBI upon its demand or otherwise make arrangements satisfactory to DBI for payment of such amount as may be requested by DBI in order to satisfy its obligation to withhold any such taxes.

12.3 With the consent of the Committee (as set forth in the option agreement or otherwise), an Optionee may be permitted to satisfy DBI’s withholding tax requirements by electing to have DBI withhold shares of Common Stock otherwise issuable to the Optionee or to deliver to DBI shares of Common Stock having a fair market value on the date income is recognized pursuant the exercise of an Option equal to the amount required to be withheld. The election shall be made in writing and shall be made according to such rules and in such form as the Committee may determine.

12.4 An Option shall not be deemed to have been exercised unless all the provisions of Sections 12.1 and 12.2 above shall have been complied with, and for all purposes, the date of exercise of the Option shall be the date on which notice of exercise is delivered to DBI. DBI shall make immediately delivery of certificates for the shares of Common Stock subject to the Option; provided, however, that if any law or regulation requires DBI to take any action with respect to the shares of Common Stock specified in such notice before the issuance thereof, then the date of delivery shall be extended for the period necessary. No Optionee shall be, or be deemed to be, the holder of any Common Stock subject to an Option unless and until certificates for the shares of such Common Stock are issued to him.

12.5 DBI shall not be required, upon the exercise of any Option, to issue or deliver any shares of Common Stock prior to completion of such registration or other qualification of such Common Stock under any state or federal law, rule or regulation as DBI shall determine to be necessary.

12.6 Common Stock shall not be issued or delivered by DBI upon the exercise of any Option unless the exercise of such Option and the issuance of Common Stock thereto shall comply, in the sole judgment of DBI, with all relevant provisions of law, including without limitation the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder. Without limiting the generality of the foregoing, DBI, in its sole determination, may require any Optionee to represent and warrant at the time of any exercise of an Option that the Common Stock to be issued and delivered thereunder is being purchased only for investment and without any present intention to sell or distribute such common stock.

ARTICLE XIII

MERGER OR CONSOLIDATION

In the event of any merger or consolidation of DBI with another corporation (other than a merger with a subsidiary in which merger DBI is the continuing corporation and which does not result in any change of the outstanding shares of Common Stock issuable upon the exercise of an Option granted under the Plan), as a condition thereto, DBI and its Board shall (1) cause the continuing corporation to assume any Options previously granted under the Plan, (2) cause the continuing corporation to issue new options in substitution therefore so that an Optionee shall have the right thereafter, by exercising any such Option (or any new option substituted therefore), to purchase the kind and amount of stock and other securities and property receivable upon such merger or consolidation as if the Optionee had purchased all of the Common Stock subject to the Option immediately prior to the date of the contract closing of such merger or consolidation, (3) determine that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including shares as to which the Option would not otherwise be exercisable, (4) cause the continuing corporation to pay to each Optionee, for each Option held by the Optionee, the difference between the Option Price per share and the per share price paid to Stockholders pursuant to the merger or consolidation, or (5) make such other arrangements with respect to outstanding Options as the Board shall deem to be in the best interest of the Company, provided that no such arrangements shall adversely affect the rights of Optionees under the outstanding Options. For purposes of (1) and (2), the excess of the aggregate fair market value of the Common Stock or other securities subject to any Option previously granted under the Plan (or any new Option substituted therefore) immediately after the merger or consolidation over the aggregate purchases price of the Common Stock or securities subject thereto shall not be more than the excess of the aggregate fair market value of all shares of Common Stock subject to the Option immediately before such merger or consolidation over the aggregate purchase price of such shares under the Option, and after the merger or consolidation, the assumption of any Option previously granted under the plan (or any new option substituted therefore) shall not give the Optionee additional benefits which he or she did not have under the Option, or deprive him of benefits which he or she had under the Option, immediately prior to such merger or consolidation.

If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

The Committee may also grant Options having terms and provisions which vary from those specified in the Plan provided that any Options granted pursuant to this Article are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by DBI pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition or other combination or reorganization to which DBI is a party.

ARTICLE XIV

AMENDMENT

14.1 DBI shall have the right at any time to amend the Plan by action of its Board without obtaining the approval of the Stockholders of DBI. Any amendment to the Plan shall be set forth in writing.

14.2 Notwithstanding anything to the contrary contained herein, the Board shall not amend the Plan without obtaining the approval of the Stockholders if such amendment.

(a)	increases the number of shares of Common Stock that may be granted as Options under the Plan (except for increases pursuant to Section 3.1);

(b)	materially modifies the eligibility requirements of Article V;

(c)	permits the grant of Options with an Option Price that is less than the fair market value of the shares of Common Stock subject thereto (as determined pursuant to Article VI above);

(d)	permits the exercise of Options without full payment for the share of Common Stock as to which the Option is exercised at the time of purchase; or

(e)	is otherwise required by the rules or regulations promulgated under the Exchange Act in order for the Plan to remain qualified under Rule 16b-3 or any successor provisions under the Exchange Act.

Any amendment of the Plan shall not, without the consent of the Optionee, impair any rights or obligations under any Option previously granted to the Optionee.

ARTICLE XV

TERMINATION

DBI shall have the right at any time to terminate the Plan by action of its Board without obtaining the approval of the stockholders, provided however, that termination of the Plan shall not affect the rights of Optionees under Options previously granted to them and all unexpired Options shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their terms and conditions.

ARTICLE XVI

NOTICE

Any notice to DBI required under this Plan shall be in writing and shall be sent by registered mail, return receipt requested, to the following address:

Digital Biometrics, Inc.

5600 Rowland Road

Minnetonka, MN 55343

Attention: President

ARTICLE XVII

EFFECTIVE DATE

The Plan shall be effective as of January 1, 1990.